Exhibit 10.29

Lease Agreement

(English Summary)

Date of Signing	Jan 1, 2007
Lease Parties	Hangzhou Shengming as lessee, SD Group as lessor
Lease Address	Xiang He Qiao Village, He Shang Town, Xiaoshan District
Lease Area	Land use right of 47,942 sqm
Lease Purpose	Industrial use
Term	From Jan 1, 2007 to Dec 31, 2010
Rent	RMB 1 million per annual, payable at the end of each calendar year
Termination

During the term of the Agreement, if lessee terminate the lease agreement, the lessor shall have the right to decide if this Agreement will be continued or terminated. In this circumstance, if lessor decides to terminate the Agreement, lessor shall notify lessee in writing. Lessee shall make sure the validity of its mailing address and notify lessor of any change of mailing address in writing, otherwise, when lessor sends the notice to lessee’s designated mailing address, the return date of the mail shall be deemed as the notice date.